Exhibit 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
JANUARY 23, 2026

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF 2025

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the fourth quarter of 2025 of $6.5 million, or $0.73 per share, compared to $3.5 million, or $0.39 per share, earned in the fourth quarter of 2024. For the year ended December 31, 2025, net income for the Company totaled $19.0 million or $2.14 per share, compared to $10.2 million or $1.14 per share earned in 2024. The increase in earnings is primarily due to an increase in net interest income. Net interest income increased due to higher yields on loans and investments, combined with a lower cost of funds driven by declining market rates and reduced borrowings.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net income (in thousands)	$6,514	$3,513	$19,027	$10,218
Earnings per share - basic and diluted	$0.73	$0.39	$2.14	$1.14
Return on average assets	1.24%	0.66%	0.90%	0.48%
Return on average equity	12.77%	7.84%	9.95%	6.02%
Efficiency ratio	59.22%	71.47%	62.74%	76.59%
Net interest margin	3.00%	2.38%	2.75%	2.22%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
December 31,
Company Stock (ATLO)	2025

Closing price	$22.96
Price range	$19.56 - 24.36
Book value per common share	$23.47
Cash dividend declared	$0.20
Dividend yield	3.48%

BALANCE SHEET HIGHLIGHTS (unaudited)

	December 31,
(Dollars in thousands)	2025	2024

Assets	$2,133,540	$2,133,180
Loans receivable, net	1,280,222	1,303,917
Deposits	1,854,667	1,846,682
Stockholders' equity	207,894	174,706
Capital ratio	9.74%	8.19%

Fourth Quarter 2025 Results:

Fourth quarter 2025 loan interest income was $600 thousand higher than fourth quarter 2024 and was primarily due to improved yield on the loan portfolio. Interest income from investment securities increased by $688 thousand during this same period due to maturities reinvested at higher rates. Deposit interest expense decreased $1.1 million during this same period due primarily to decreases in market rates. Other borrowed funds interest expense decreased $650 thousand during the same period due primarily to reduced borrowings. Nonaccrual interest income of $140 thousand was recognized in the fourth quarter of 2025. Fourth quarter 2025 net interest income totaled $15.2 million, an increase of $3.1 million, or 25.7%, compared to the same quarter a year ago. These factors were the primary contributors to the Company’s net interest margin, on a tax-equivalent basis (a non-GAAP measure), improving to 3.00% for the quarter ended December 31, 2025 as compared to 2.38% for the quarter ended December 31, 2024  and 2.83% for the quarter ended September 30, 2025.

A credit loss benefit of ($660) thousand was recognized in the fourth quarter of 2025 as compared to a credit loss benefit of ($130) thousand in the fourth quarter of 2024. Net loan recoveries totaled $455 thousand for the quarter ended December 31, 2025 compared to net loan charge-offs of $447 thousand for the quarter ended December 31, 2024. The credit loss benefit in 2025 was primarily due to net recoveries in the commercial operating loan portfolio. The credit loss benefit in 2024 was primarily due to a reduction in specific reserves and less outstanding off balance sheet credit exposures.

Noninterest income for the fourth quarter of 2025 totaled $3.4 million as compared to $2.6 million in the fourth quarter of 2024, an increase of 31.2%. The increase is primarily due to an increase in wealth management income and gain on sale of other real estate owned.  The increase in wealth management income is primarily due to growth in assets under management and an increase in estate and trust fees. The gain on sale of other real estate resulted from a $2.6 million nonperforming commercial real estate loan that was foreclosed upon and subsequently sold during the quarter.

Noninterest expense for the fourth quarter of 2025 totaled $11.1 million compared to $10.5 million recorded in the fourth quarter of 2024, an increase of 4.9%. The increase reflects higher salaries and benefits, driven by anticipated bonus payouts and an additional one day of paid time off provided to all employees in celebration of the Company's 50th anniversary. The efficiency ratio was 59.22% for the fourth quarter of 2025 as compared to 71.47% in the fourth quarter of 2024. The improved efficiency ratio was primarily due to an increase in net interest income and noninterest income.

Income tax expense for the fourth quarter of 2025 totaled $1.8 million compared to $825 thousand recorded in the fourth quarter of 2024. The effective tax rate was 21% and 19% for the quarters ended December 31, 2025 and 2024, respectively. The lower than expected tax rate in 2025 and 2024 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Year 2025 Results:

For the year ended December 31, 2025 loan interest income was $2.6 million higher than the year ended December 31, 2024. The increase is primarily due to improved yield on the loan portfolio. Interest-bearing deposits with banks and federal funds sold interest income increased by $1.3 million during this same period due to higher average balances. Deposit interest expense decreased $3.1 million during the same period due primarily to decreases in market rates. Other borrowed funds interest expense decreased $3.1 million during the same period due primarily to reduced borrowings. The net interest income for the year ended December 31, 2025 totaled $55.7 million, an increase of $10.7 million, or 23.8%, compared to the same period a year ago. These factors were the primary contributors to the Company’s net interest margin, on a tax-equivalent basis (a non-GAAP measure), improving to 2.75% for the year ended December 31, 2025 as compared to 2.22% for the year ended December 31, 2024.

A credit loss expense of $1.0 million was recognized for the year ended December 31, 2025 as compared to a credit loss expense of $592 thousand for the year ended December 31, 2024. Net loan charge-offs totaled $357 thousand for the year ended December 31, 2025 compared to net loan charge-offs of $453 thousand for the year ended December 31, 2024. The credit loss expense in 2025 was primarily due to an increase in specific reserves in the commercial real estate and operating loan portfolios. The credit loss expense in 2024 was primarily due to growth in the loan portfolio and charge-offs in the commercial loan portfolio.

Noninterest income for the year ended December 31, 2025 totaled $11.2 million compared to $9.8 million for the year ended December 31, 2024, an increase of 13.4%. The increase is primarily due to an increase in wealth management income due to growth in assets under management and an increase in estate and trust fees.

Noninterest expense for the year ended December 31, 2025 totaled $41.9 million compared to $42.0 million for the year ended December 31, 2024, a decrease of 0.1%. The decrease in noninterest expense is primarily due to $799 thousand of consultant fees for certain contract negotiations completed in 2024 and cost savings reflected in 2025. The cost savings were offset by an increase in salaries and benefits primarily due to normal raises and anticipated bonus payouts as Company performance thresholds are met. The efficiency ratio was 62.74% and 76.59% for the year ended December 31, 2025 and 2024, respectively.

Income tax expense for the year ended December 31, 2025 and 2024 totaled $4.8 million and $2.0 million, respectively. The effective tax rate was 20% and 17% for the year ended December 31, 2025 and 2024, respectively. The lower than expected tax rate in 2025 and 2024 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of December 31, 2025, total assets were $2.13 billion, an increase of $360 thousand, as compared to December 31, 2024. The increase in assets is primarily due to an increase in interest-bearing deposits in financial institutions, decrease in unrealized losses on securities available-for-sale and partially offset by a decrease in loans receivable.

Securities available-for-sale as of December 31, 2025 increased to $656.0 million from $648.5 million as of December 31, 2024. The increase in securities available-for-sale is primarily due to lower unrealized losses in the investment portfolio. The Company's investment portfolio had an expected duration of 3.0 years as of December 31, 2025. There are $94 million of investments maturing in 2026 at an average yield of approximately 1.4%.

Net loans as of December 31, 2025 decreased to $1.28 billion, as compared to $1.30 billion as of December 31, 2024, a decrease of 1.8%. The decrease was primarily due to a decline in the commercial real estate loan portfolio and partially offset by an increase in the 1 to 4 family residential and multi-family real estate portfolios. Substandard loans were $42.2 million and $35.5 million as of December 31, 2025 and 2024, respectively.  Substandard-impaired loans were $14.6 million and $14.2 million as of December 31, 2025 and 2024, respectively. The increase in substandard loans is primarily due to weakening in the multi-family loan portfolio. Some multi-family real estate loans are experiencing a decline in occupancy rates. The increase in substandard-impaired loans is primarily due to one agricultural loan relationship. There are approximately $348 million of loans maturing within one year at an average yield of approximately 5.5%.

The allowance for credit losses on December 31, 2025 totaled $17.7 million, or 1.36% of loans, compared to $17.1 million, or 1.29% of loans, as of December 31, 2024. The increase in the allowance for credit losses is primarily due to an increase in specific reserves.

Deposits totaled $1.855 billion as of December 31, 2025, an increase of 0.4%, compared to $1.847 billion recorded as of December 31, 2024. The nominal increase in deposits is primarily due to increases in commercial demand and interest-bearing checking accounts. Securities sold under agreements to repurchase decreased to $38.8 million as of December 31, 2025, compared to $52.4 million as of December 31, 2024. Securities sold under agreements to repurchase and deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions. Approximately 14% of deposits are tied to external indexes as of December 31, 2025. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $21.4 million as of December 31, 2025 compared to $47.0 million as of December 31, 2024.  The Company has reduced borrowings throughout 2025 as investments have matured.

The Company’s stockholders’ equity represented 9.7% of total assets as of December 31, 2025 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $207.9 million as of December 31, 2025, compared to $174.7 million as of December 31, 2024. The increase in stockholders’ equity was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Share Repurchase Program

For the period October 1, 2025 through December 31, 2025, under the repurchase program that was announced in August 2025, which allowed for the repurchase of 200,000 shares of common stock, the Company repurchased 34,947 shares of its common stock at an average price of $20.98 per share and a total cost of $733 thousand. There were 165,053 shares available to be repurchased under that repurchase program as of December 31, 2025.

The weighted average outstanding shares for the three months ended December 31, 2025 and 2024 was 8,869,276 and 8,988,663, respectively. The weighted average outstanding shares for the year ended December 31, 2025 and 2024 was 8,895,197 and 8,991,286, respectively. The Company had no potentially dilutive securities outstanding during the periods presented.

Cash Dividend Announcement

On November 12, 2025, the Company declared a quarterly cash dividend on common stock, payable on December 15, 2025 to stockholders of record as of December 1, 2025, equal to $0.20 per share.

Forecasted Earnings

The Company is forecasting earnings for the year ending December 31, 2026 in the range of $2.70 to $2.80 per share compared to $2.14 per share earned for the year ended December 31, 2025. The increase in forecasted earnings from 2025 actual results is primarily due to an anticipated improvement in net interest margin as lower yielding investments and loans are expected to reprice at higher rates and cost of funds are expected to decrease due to lower market rates.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government, including the imposition of tariffs on U.S. imports and the imposition of retaliatory tariffs by foreign governments on U.S. exports; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2024. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)	(audited)

	December 31,	December 31,
	2025	2024
ASSETS
Cash and due from banks	$20,481	$19,525
Interest-bearing deposits in financial institutions and federal funds sold	106,272	81,702
Total cash and cash equivalents	126,753	101,227
Interest-bearing time deposits	5,678	6,166
Securities available-for-sale	655,954	648,513
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	2,795	3,883
Loans receivable, net	1,280,222	1,303,917
Loans held for sale	472	342
Bank premises and equipment, net	20,920	21,567
Accrued income receivable	14,067	13,864
Other real estate owned	204	-
Bank-owned life insurance	3,303	3,214
Deferred income taxes, net	7,494	14,056
Other intangible assets, net	791	1,092
Goodwill	12,424	12,424
Other assets	2,463	2,915

Total assets	$2,133,540	$2,133,180

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$353,766	$358,386
Interest-bearing checking	635,885	619,951
Savings and money market	537,708	540,491
Time, $250 and over	85,799	84,996
Other time	241,509	242,858
Total deposits	1,854,667	1,846,682

Securities sold under agreements to repurchase	38,799	52,412
Other borrowings	21,352	46,952
Dividends payable	-	1,790
Accrued interest payable	2,562	3,208
Accrued expenses and other liabilities	8,266	7,430
Total liabilities	1,925,646	1,958,474

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,857,220 and 8,949,110 shares as of December 31, 2025 and 2024, respectively	17,714	17,898
Additional paid-in capital	12,135	13,635
Retained earnings	195,993	182,236
Accumulated other comprehensive (loss)	(17,948)	(39,063)
Total stockholders' equity	207,894	174,706

Total liabilities and stockholders' equity	$2,133,540	$2,133,180

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data)

	(unaudited)	(unaudited)	(unaudited)	(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Interest and dividend income:
Loans, including fees	$17,598	$16,998	$68,348	$65,791
Securities
Taxable	3,656	2,910	12,956	12,014
Tax-exempt	412	470	1,726	1,994
Other interest and dividend income	971	871	4,063	2,808

Total interest and dividend income	22,637	21,249	87,093	82,607

Interest expense:
Deposits	6,901	7,974	28,880	32,011
Other borrowed funds	504	1,154	2,551	5,620

Total interest expense	7,405	9,128	31,431	37,631

Net interest income	15,232	12,121	55,662	44,976

Credit loss expense (benefit)	(660)	(130)	1,037	592

Net interest income after credit loss expense (benefit)	15,892	12,251	54,625	44,384

Noninterest income:
Wealth management income	1,935	1,397	6,271	5,310
Service fees	392	388	1,542	1,450
Securities (losses), net	—	—	—	(165)
Gain on sale of loans held for sale	149	163	544	524
Merchant and card fees	366	429	1,448	1,640
Gain on sale of other real estate owned	407	—	407	11
Other noninterest income	199	251	958	1,078

Total noninterest income	3,448	2,628	11,170	9,848

Noninterest expense:
Salaries and employee benefits	6,950	6,180	26,176	25,145
Data processing	1,476	1,674	5,781	6,152
Occupancy expenses, net	738	769	2,992	3,007
FDIC insurance assessments	238	286	1,026	1,164
Professional fees	646	415	2,083	2,605
Business development	490	390	1,508	1,373
Intangible asset amortization	70	78	301	337
New markets tax credit projects amortization	191	243	766	766
Other operating expenses, net	263	506	1,296	1,442

Total noninterest expense	11,062	10,541	41,929	41,991

Income before income taxes	8,278	4,338	23,866	12,241

Income tax expense	1,764	825	4,839	2,023

Net income	$6,514	$3,513	$19,027	$10,218

Basic and diluted earnings per share	$0.73	$0.39	$2.14	$1.14

Declared dividends per share	$0.20	$0.20	$0.60	$0.94

AVERAGE BALANCES AND INTEREST RATES (unaudited)

The following two tables are used to calculate the Company’s non-GAAP net interest margin on a fully taxable equivalent (FTE) basis. The first table includes the Company’s average assets and the related income to determine the average yield on earning assets. The second table includes the average liabilities and related expense to determine the average rate paid on interest-bearing liabilities. The net interest margin is equal to interest income less interest expense divided by average earning assets.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended December 31,

	2025			2024

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
ASSETS
(dollars in thousands)
Interest-earning assets
Loans (1)
Commercial	$ 92,031	$ 1,520	6.61%	$ 94,981	$ 1,480	6.23%
Agricultural	124,282	2,130	6.86%	119,160	2,174	7.30%
Real estate	1,061,923	13,746	5.18%	1,082,206	13,122	4.85%
Consumer and other	15,103	202	5.35%	17,021	222	5.22%

Total loans (including fees)	1,293,339	17,598	5.44%	1,313,368	16,998	5.18%

Investment securities
Taxable	581,236	3,656	2.52%	579,573	2,910	2.01%
Tax-exempt (2)	74,940	521	2.78%	88,995	595	2.68%
Total investment securities	656,176	4,177	2.55%	668,568	3,505	2.10%

Interest-bearing deposits with banks and federal funds sold	93,637	971	4.15%	72,645	871	4.80%

Total interest-earning assets	2,043,152	$ 22,746	4.45%	2,054,581	$ 21,374	4.16%

Noninterest-earning assets	65,798			72,483

TOTAL ASSETS	$ 2,108,950			$ 2,127,064

(1) Average loan balances include nonaccrual loans, if any. Interest income collected on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental tax rate of 21%.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended December 31,

	2025			2024

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
LIABILITIES AND STOCKHOLDERS' EQUITY
(dollars in thousands)
Interest-bearing liabilities
Deposits
Interest-bearing checking, savings accounts and money markets	$ 1,171,186	$ 3,853	1.32%	$ 1,164,041	$ 4,584	1.58%
Time deposits	332,064	3,048	3.67%	320,866	3,390	4.23%
Total deposits	1,503,250	6,901	1.84%	1,484,907	7,974	2.15%
Other borrowed funds	60,700	504	3.32%	107,937	1,154	4.28%

Total interest-bearing liabilities	1,563,950	7,405	1.89%	1,592,844	9,128	2.29%

Noninterest-bearing liabilities
Noninterest-bearing checking	328,309			342,063
Other liabilities	12,644			12,838

Stockholders' equity	204,047			179,319

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,108,950			$ 2,127,064

Net interest income (FTE)(3)		$ 15,341			$ 12,246
Net interest spread (FTE)			2.56%			1.87%
Net interest margin (FTE)(3)			3.00%			2.38%

(3) Net interest income (FTE) is a non-GAAP financial measure.

Non-GAAP Financial Measures

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on an FTE basis. Management believes these non-GAAP financial measures are widely used in the financial institutions industry and provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on an FTE basis to GAAP (dollars in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$15,232	$12,121	$55,662	$44,976
Tax-equivalent adjustment (1)	109	125	458	530
Net interest income on an FTE basis (non-GAAP)	15,341	12,246	56,120	45,506
Average interest-earning assets	$2,043,152	$2,054,581	$2,038,021	$2,052,978
Net interest margin on an FTE basis (non-GAAP)	3.00%	2.38%	2.75%	2.22%

(1) Computed on a tax-equivalent basis using an incremental federal income tax rate of 21 percent, adjusted to reflect the effect of the tax-exempt interest income associated with owning tax-exempt securities and loans.